DELAFIELD FUND
                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940

This Distribution and Service Plan (the "Plan") is hereby amended to reflect that Reich & Tang Asset Management, Inc. has succeeded as sole general partner of Reich & Tang Distributors L.P. (the "Distributor") and Reich & Tang Asset Management L.P. has succeeded as sole limited partner of the Distributor. The Board of Directors of the Fund has approved unanimously this amendment to the Plan and has authorized the Fund to re-execute the Distribution Agreement and Shareholder Servicing Agreement with the Distributor to reflect the foregoing. The Plan is hereby amended in its entirety as set forth herein and as authorized under Section 9 of the previous Plan.

     The Plan is adopted by Delafield Fund, Inc. (the "Fund") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    The Plan

1. The Fund and the Distributor, have entered into a Distribution Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Fund's shares. Pursuant to the Distribution Agreement, the Distributor, as agent of the Fund, will solicit orders for the purchase of the Fund's shares, provided that any subscriptions and orders for the purchase of the Fund's shares will not be binding on the Fund until accepted by the Fund as principal. In addition, the Distribution Agreement provides that with respect to certain classes of stock of the Fund, the Distributor will be paid a distribution fee for providing or arranging for others to provide distribution assistance with respect to the applicable class(es) of the Fund's shares and for advertising and promotional materials and the cost thereof.

2. The Fund and the Distributor have entered into a Shareholder Servicing Agreement in a form satisfactory to the Fund's Board of Directors, which provides that the Distributor will be paid a service fee for providing or for arranging for others to provide all personal shareholder servicing and related maintenance of shareholder account functions not performed by us or our transfer agent.

     3. The Manager may make payments from time to time from its own resources, which may include the management fees and administrative services fees received by the Manager from the Fund and from other companies, and past profits for the following purposes:

       (i) to pay the costs of, and to compensate others, including organizations whose customers or clients are Class A Fund Shareholders ("Participating Organizations"), for performing personal shareholder servicing and related maintenance of shareholder account functions on behalf of the Fund;

       (ii) to compensate Participating Organizations for providing assistance in distributing Fund's Shares; and

       (iii) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, in connection with the distribution of the Fund's shares.

     The Distributor may also make payments from time to time from its own resources, which may include the service fee and past profits for the purpose enumerated in (i) above and may use any distribution fees received with respect to any class of shares of the Fund for the purposes mentioned in (ii) and (iii) above. Further, the Distributor may determine the amount of such payments made pursuant to the Plan, provided that such payments will not increase the amount which the Fund is required to pay to (1) the Manager for any fiscal year under the Investment Management Contract or the Administrative Services Agreement in effect for that year or otherwise or (2) to the Distributor under the Shareholder Servicing Agreement in effect for that year or otherwise. The Investment Management Contract will also require the Manager to reimburse the Fund for any amounts by which the Fund's annual operating expenses, including distribution expenses, exceed in the aggregate in any fiscal year the limits prescribed by any state in which the Fund's shares are qualified for sale.

     4. The Fund will pay for (i)  telecommunications  expenses,  including  the cost of dedicated lines and CRT terminals, incurred by the Distributor and Participating
                                       3

Organizations   in  carrying  out  its  obligations   under  the
Shareholder Servicing Agreement with respect to the Class A shares of the Fund and (ii) preparing, printing and delivering the Fund's prospectus to existing shareholders of the Fund and preparing and printing subscription application forms for shareholder accounts.

5. Payments by the Distributor or Manager to Participating Organizations as set forth herein are subject to compliance by them with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into between the Distributor and the Participating Organizations.

6. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes by the Fund, the Distributor and the Manager, pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.

7. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Fund (as defined in the Act), and (ii) a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     8. The Plan will remain in effect until ___________ __, 1995 unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 7 hereof.

9. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause (ii) of paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval as provided in clause (i) of paragraph 7 hereof (with each class of the Fund voting separately).

10. The Plan may be terminated without penalty at any time (i) by a vote of the majority of the entire Board of Directors of the Fund and by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Fund (with each class of the Fund voting separately) (as defined in the Act).

                                       5